                                 LOAN AGREEMENT

                                    BETWEEN

                          TMS ASSETS CALIFORNIA, INC.,
                                AS THE BORROWER

                                      AND

                      CLEAR CHANNEL COMMUNICATIONS, INC.,
                                 AS THE LENDER





                           DATED:  AS OF JULY 9, 1996

                               TABLE OF CONTENTS



ARTICLE 1
         GENERAL TERMS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         Section 1.01  Terms Defined Above   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
         Section 1.02  Certain Definitions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1

ARTICLE 2
         AMOUNT AND TERMS OF LOAN . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         Section 2.02  Interest Rate   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
         Section 2.03  Repayment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
         Section 2.04  Prepayments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
         Section 2.05  Payment Procedure   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
         Section 2.06  Business Days   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4

ARTICLE 3
         REPRESENTATIONS AND COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         Section 3.01  Representations.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
         Section 3.02  Covenants.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4

ARTICLE 4
         EVENTS OF DEFAULT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         Section 4.01  Events of Default   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         Section 4.02  Remedies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         Section 4.03  Notice of Events  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6


ARTICLE 5
         CONDITIONS OF LENDING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6

ARTICLE 6
         MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
         Section 6.01  Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         Section 6.02  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         Section 6.03  Amendments and Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         Section 6.04  Invalidity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         Section 6.05  Successors and Assigns  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         Section 6.06  Waivers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         Section 6.07  Cumulative Rights   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         Section 6.08  Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         Section 6.09  Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         Section 6.10  Exhibits and Schedules  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         Section 6.11  Titles of Articles, Sections and Subsections; References  . . . . . . . . . . . . . . . . . . . . . . . 8
         Section 6.12  Governing Law   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         Section 6.13  Reinstatement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8

         Section 6.14  Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         Section 6.15  Subordination.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9

Schedule I  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Schedule I -1

Representations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Schedule I -1
         1.      Corporate Existence and Authority. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Schedule I -1
         2.      Compliance with Laws; No Breach. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Schedule I -1
         3.      Corporate Action.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Schedule I -1
         4.      Consents.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Schedule I -1
         5.      Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Schedule I -1
         6.      Location of Business and Offices; Name.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Schedule I -2
         7.      Defaults.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Schedule I -2
         8.      Asset Purchase Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Schedule I -2
         9.      Business Activities. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Schedule I -2

Schedule II . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   Schedule II -1

Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   Schedule II -1
         1.      Negative Pledge. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   Schedule II -1
         2.      Other Debt.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   Schedule II -1
         3.      Dividends, Distributions and Redemptions.  . . . . . . . . . . . . . . . . . . . . . . . . . .   Schedule II -1
         4.      Investments, Loans and Advances. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   Schedule II -1
         5.      Nature of Business.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   Schedule II -1
         6.      Amendments to Articles of Incorporation and By-laws.   . . . . . . . . . . . . . . . . . . . .   Schedule II -1
         7.      Dispositions of Assets.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   Schedule II -1
         8.      Transactions with Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   Schedule II -1

Schedule III  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Schedule III -1

Conditions precedent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Schedule III -1
         1.      Corporate Documents. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Schedule III -1
         2.      Good Standing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Schedule III -1
         3.      Note and Loan Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Schedule III -1
         4.      Asset Purchase Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Schedule III -1
         5.      Legal Opinion.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Schedule III -1
         6.      Copy of Sixth Amendment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Schedule III -1


         Exhibit A        Form of Note
         Exhibit B        Form of Letter of Credit

                                 LOAN AGREEMENT

         THIS LOAN AGREEMENT is dated as of this 9th day of July, 1996 between TMS ASSETS CALIFORNIA, INC., a Delaware corporation ("BORROWER"), and CLEAR CHANNEL COMMUNICATIONS, INC., a Texas corporation (the "LENDER").

                                    RECITALS

         A. Borrower desires Lender to make available to Borrower certain amounts to fund the costs associated with cost of acquisition of the assets subject of the Asset Purchase Agreement; and

         B. Lender is willing to make such financing available to Borrower upon the terms and subject to the conditions set forth herein.

         C       Now, therefore, in consideration of the mutual covenants and agreements herein contained, Borrower and Lender agree as follows:

                                   ARTICLE 1
                                 GENERAL TERMS

         Section 1.01 Terms Defined Above. As used in this Agreement, the terms "Borrower" and "Lender" shall have the meanings indicated above.

         Section 1.02 Certain Definitions. As used in this Agreement, the following terms shall have the following meanings, unless the context otherwise requires:

                 "Agreement" shall mean this Loan Agreement, as the same may from time to time be amended or supplemented.

                 "Asset Purchase Agreement" shall mean that certain Asset Purchase Agreement dated as of May 3, 1996 between Crescent Communications L.P., a Delaware limited partnership, and Guarantor, as assigned by Guarantor to Borrower, as the same has been amended, modified or supplemented prior to the date hereof.

                 "Business Day" shall mean a day other than a Saturday, Sunday or legal holiday for commercial banks under the laws of the State of Texas.

                 "Commitment" shall mean the obligation pursuant to Section
2.01 of Lender to cause to be issued a letter of credit and upon the drawing of such letter of credit to make a term loan in the amount drawn on such letter of credit to Borrower.

                 "Debt" shall mean, for any Person any of the following: (a) all obligations of such Person for borrowed money or evidenced by bonds, debentures, notes or other similar instruments; (b) all obligations of such Person (whether contingent or otherwise) in respect of letters of credit, bankers' acceptances, surety or other bonds and similar instruments; (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable (other than for borrowed money) arising in the ordinary course of business of such Person; (d) all obligations under leases which shall have been, or should have been, in accordance with generally accepted accounting principles in effect on the date of this Agreement, recorded as capital leases in respect of which such Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss; (e) all Debt of others secured by a lien on any asset of such Person, whether or not such Debt is assumed by such Person; and (f) all Debt of others guaranteed by such Person or upon which such Person is otherwise liable as a partner or otherwise.

                 "Event of Default" shall mean the occurrence of any of the events specified in Section 4.01.

                 "Guarantor" shall mean Tichenor Media System, Inc., a Texas corporation.

                 "Guaranty" shall mean that certain Guaranty dated of even date herewith by Guarantor in favor of Lender, as the same may be amended, modified or supplemented from time to time.

                 "Highest Lawful Rate" shall mean the maximum nonusurious interest rate that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Note or on other Indebtedness, as the case may be, under applicable law.

                 "Indebtedness" shall mean any and all amounts owing or to be owing by Borrower to Lender in connection with the Note, this Agreement or any Security Document, and all renewals, extensions and/or rearrangements thereof.

                 "Loan Documents" shall mean this Agreement, the Note and the Security Documents, and any other agreement or instrument now or hereafter given to secure this Agreement and the Note.

                 "Note" shall mean the promissory note of Borrower evidencing Borrower's obligations in respect of the Loan and being in the form of Exhibit A, together with any and all replacements, renewals, extensions for any period, increases or rearrangements thereof.

                 "Person" shall mean any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof, or any other form of entity.

                 "Pledge Agreements" shall mean, collectively, that certain Security Agreement (Stock Pledge) dated of even date herewith by Guarantor in favor of Lender pursuant to which Guarantor has pledged 100% of the issued and outstanding shares of stock of Borrower to secure the Indebtedness, as the same may be amended, modified or supplemented from time to time; and that certain Security Agreement (Stock Pledge) dated of even date herewith by Borrower in favor of Lender pursuant to which Borrower has pledged 100% of the issued and outstanding shares of stock of TLC to secure the Indebtedness, as the same may be amended, modified or supplemented from time to time.

                 "Security Documents" shall mean the Guaranty and the Pledge Agreements.

                 "Senior Credit Agreement" shall mean that certain Second Amended and Restated Credit Agreement dated as of August 9, 1994 among Guarantor, the subsidiaries of Guarantor from time to time signatory thereto, NationsBank of Texas, N.A., as administrative lender for the lenders, and each of such lenders, as now or hereafter amended, modified or supplemented.

                 "Senior Creditors" shall mean each of the lenders now or hereafter signatory to the Senior Credit Agreement.

                 "TLC" shall mean Tichenor License California, Inc., a Delaware corporation.

                                   ARTICLE 2
                            AMOUNT AND TERMS OF LOAN

         Section 2.01 Term Loan. Lender agrees on the terms of this Agreement to cause to be issued an irrevocable, letter of credit having a face amount of $40,000,000 issued by an investment grade financial institution which permits Borrower to draw upon presentation a statement that each of the conditions to closing specified in Section 1.4 of the Asset Purchase Agreement has been satisfied. Such letter of credit shall otherwise be in substantially the Form of Exhibit B hereto. Upon (i) a presentation of a draft or demand by Borrower requesting a draw under the letter of credit and (ii) the financial institution issuing such letter of credit honoring such presentation, Lender shall be deemed to have made a loan in the amount of such draft. Such loan by Lender to Borrower shall be evidenced by the Note, in substantially the form of Exhibit A hereto.

         Section 2.02  Interest Rate.

         (a) The outstanding amount of the Note shall bear interest from the date Borrower makes a draw under the letter of credit referred to in
Section 2.01 until maturity at the following rates:

         (i) during the period commencing on the date Borrower makes a draw under the letter of credit referred to in Section 2.01 and ending on September 30, 1996, nine percent (9%) per annum;

         (ii) during the period commencing on October 1, 1996 and ending on December 31, 1996, ten percent (10%) per annum;

         (iii) during the period commencing on January 1, 1997 and ending on March 31, 1997, eleven percent (11%) per annum;

         (iv) during the period commencing on April 1, 1997 and ending on June 30, 1997, twelve percent (12%) per annum; and

         (v) during the period commencing on July 1, 1997 and ending on September 30, 1997, thirteen percent (13%) per annum.

         (b) Notwithstanding the foregoing, upon the failure of Borrower to pay to Lender on the date due any amount due and owing under this Agreement, the Note or the Security Documents, such past due amount shall bear, as liquidated damages and not as a penalty, additional delay interest at a rate of 2% per annum in excess of the otherwise applicable rate.

         (c) Interest shall be payable quarterly on each the first day of each January, April, July and October, commencing October 1, 1996, and the maturity date of the Note as set forth in this Section 2.03. Post-default interest shall be payable on demand.

         Section 2.03 Repayment. The Note shall be due and payable in full, together with all accrued interest, on September 30, 1997.

         Section 2.04 Prepayments. Borrower may, at its option, prepay the principal amount of the Note together with all accrued interest at any time in whole or, from time to time, in part, without premium or penalty.

         Section 2.05 Payment Procedure. All payments made by Borrower under the Note or this Agreement shall be made to Lender, at a bank account described by Lender in writing to Borrower not less than one Business Day prior to the date of such payment, in lawful currency of the United States of America in immediately available funds before 2:00 p.m., Dallas time, on the date that such payment is required to be made. Any payment received and accepted by Lender after such time shall be considered for all purposes (including the calculation of interest, to the extent permitted by law) as having been made on the next following Business Day.

         Section 2.06 Business Days. If the date for any payment hereunder falls on a day which is not a Business Day, then for all purposes of the Note and this Agreement the same shall be deemed to have fallen on the next following Business Day, and such extension of time shall, in such case, be included in the computation of the payment of interest.

                                   ARTICLE 3
                         REPRESENTATIONS AND COVENANTS

         Section 3.01 Representations. Borrower makes Lender the representations and warranties contained in Schedule I hereto.

         Section 3.02 Covenants. Until the repayment in full of the Note and all other amounts owing to Lender under this Agreement, Borrower shall comply with the covenants set forth in Schedule II hereto.

                                   ARTICLE 4
                               EVENTS OF DEFAULT

         Section 4.01 Events of Default. If one or more of the following events (herein called "Events of Default") shall occur and be continuing:

         (a) Borrower shall (i) default in the payment when due of any principal on the Note or any expenses or other amounts payable hereunder or under any other Loan Document, or (ii) default in the payment when due of any interest on the Note and such default shall continue unremedied for a period of 45 days; or

         (b) Borrower shall default in the payment when due of any principal of or interest on any of its other Debt aggregating $100,000 or more or any event specified in any note, agreement, indenture or other document evidencing or relating to any such Debt shall occur and the result of either such payment default or event is to cause such Debt to become due prior to its stated maturity; or

         (c) Any representation or warranty made by either Borrower or Guarantor in Schedule I or in any other Loan Document shall prove to have been false or misleading as of the time made or furnished in any material respect and such default is not cured for a period of 30 days after notice thereof to Borrower or Guarantor by Lender; or

         (d) Borrower or Guarantor shall default in the performance of any of their respective obligations under this Agreement or under any Loan Document and such default shall continue unremedied for a period of 30 days after notice thereof to Borrower or Guarantor by Lender; or

         (e) Any of Guarantor, Borrower or TLC shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due, or shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the Federal Bankruptcy Code (as now or hereafter in effect), (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Federal Bankruptcy Code, or (vi) take any corporate action for the purpose of effecting any of the foregoing; or

         (f) A proceeding or case shall be commenced, without the application or consent of any of Guarantor, Borrower or TLC, in any court of competent jurisdiction, seeking (i) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts,
(ii) the appointment of a trustee, receiver, custodian, liquidator or the like for it or for all or any substantial part of its assets, or (iii) similar relief in respect of any of Guarantor, Borrower or TLC under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 90 days; or
(iv) any order for relief against any of Guarantor, Borrower or TLC shall be entered in an involuntary case under the Federal Bankruptcy Code; or

         (g) Guarantor shall default in the payment when due of any principal of or interest on any of its Debt evidenced by the Senior Credit Agreement and such payment default shall not be remedied or waived or otherwise cured within a period of 45 days from the date of default; or any event specified in the Senior Credit Agreement shall occur and the result of such event is to cause such Debt to become due prior to its stated maturity; or

         (h) A final judgment or judgments for the payment of money in excess of $100,000 in the aggregate (which is not fully covered by insurance, subject to customary deductibles) shall be rendered by a court against either Borrower or TLC and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within 45 days from the date of entry thereof and either Borrower or TLC shall not, within said period of 45 days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal.

         Section 4.02  Remedies.

         (a) If any Event of Default has occurred and is continuing, other than under Sections 4.01(e) and (f), then Lender may, by notice to Borrower, require Borrower to repay the Indebtedness or such part thereof as is specified in that notice. On receipt of any such notice, Borrower shall immediately repay the

Indebtedness (or that part of the Indebtedness specified in that notice) and all interest accrued thereon and any other amounts then payable under this
Agreement, the Note and the Security Documents.   In connection with any notice
and demand for payment, Borrower waives presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other formalities of any kind.

         (b)     If any Event of Default referred to under Sections 4.01(e) and
(f) has occurred and is continuing, then the Indebtedness shall become automatically immediately due and payable without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other formalities of any kind, all of which are hereby expressly waived by Borrower.

         Section 4.03 Notice of Events. Upon the occurrence of any Event of Default, Borrower shall immediately notify Lender by facsimile specifying the nature of such Event of Default and any steps Borrower is taking to remedy the same.

                                   ARTICLE 5
                             CONDITIONS OF LENDING

         The obligation of Lender to make any disbursement pursuant to this Agreement is subject to the conditions set forth in Schedule III.

                                   ARTICLE 6
                                 MISCELLANEOUS

         Section 6.01 Expenses. Borrower agrees to pay, and save Lender harmless against liability for the payment of the costs and expenses, including reasonable attorneys' and consultants' fees, and all actual costs incurred by Lender in connection with: recording or filing any of the Loan Documents, the preservation of rights under any Loan Document, the responding to any default or Event of Default or enforcing any rights under, and the refinancing, restructuring or renegotiation following a default of, this Agreement, the Note or any other Loan Document or in complying with any subpoena or other legal process served upon Lender in connection with this Agreement or any other Loan Document, or in any bankruptcy or insolvency case. In addition, Borrower agrees to reimburse Lender upon demand for all out-of-pocket costs and expenses (including commitment fees, issuing fees and any other fees assessed by and expenses reimbursed to the issuing bank) paid or payable by Lender to obtain the letter of credit referred to in Section 2.05(a).

         Section 6.02 Notices. Any notice required or permitted to be given under or in connection with this Agreement or the Note shall be in writing and shall be mailed by first class or express mail, postage prepaid, or sent by telecopy or other similar form of rapid transmission confirmed by mailing (by first class or express mail, postage prepaid) written confirmation at substantially the same time as such rapid transmission, or personally delivered to an officer of the receiving party. All such communications shall be mailed, sent or delivered,

         (a)     if to Borrower, to:

                          TMS Assets California, Inc.
                          c/o Tichenor Media System, Inc.
                          100 Crescent Court
                          Suite 1777

                          Dallas, Texas 75201-6991
                          Attention:       Jeffrey T. Hinson
                          Facsimile:       (214) 855-8881

         or to such other address or to such individual's or department's attention as it may have furnished Lender in writing; or

         (b)     if to Lender, to:

                          Clear Channel Communications, Inc.
                          200 Concord Plaza, Suite 600
                          San Antonio, Texas 78216
                          Attention:         Randall Mays
                          Facsimile:         (210) 822-2299

         or to such other address or to such individual's or department's attention as it may have furnished Borrower in writing.

         (c) Any communication so addressed and mailed shall be deemed to be given when so mailed; and any notice so sent by rapid transmission shall be deemed to be given when receipt of such transmission is acknowledged, and any communication so delivered in person shall be deemed to be given when receipted for by, or actually received by, an authorized officer of Borrower or Lender, as the case may be.

         Section 6.03 Amendments and Waivers. Any provision of this Agreement or the Note may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by Borrower and Lender.

         Section 6.04 Invalidity. In the event that any one or more of the provisions contained in the Note or this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of the Note or this Agreement.

         Section 6.05 Successors and Assigns. Neither Borrower nor Lender shall have the right to assign its rights under this Agreement or any interest herein.

         Section 6.06 Waivers. No failure on the part of Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement, the Note or any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement, the Note or any Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

         Section 6.07 Cumulative Rights. Rights and remedies of Lender under the Note, this Agreement and the Security Documents shall be cumulative, and the exercise or partial exercise of any such right or remedy shall not preclude the exercise of any other right or remedy.

         Section 6.08 Interest. It is the intention of the parties hereto to conform strictly to usury laws applicable to Lender and the transactions contemplated hereunder. Accordingly, if such transactions would be usurious under applicable law, then, notwithstanding anything to the contrary in the Note, this Agreement or otherwise, it is agreed as follows:
(i) the aggregate of all consideration which constitutes interest under applicable law that is contracted for, taken, reserved, charged or received under the Note, this Agreement or otherwise in connection with such transactions shall under no circumstances exceed the maximum amount allowed by such applicable law, (ii) in the event that the maturity of the Note is accelerated for any reason, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under applicable law may never include more than the maximum amount allowed by such applicable law, and (iii) excess interest, if any, provided for in this Agreement or otherwise in connection with such transactions shall be canceled automatically and, if theretofore paid, shall be credited by Lender on the principal amount of the Indebtedness (or, to the extent that the principal amount of the Indebtedness shall have been or would thereby be paid in full, refunded by Lender to Borrower). The right to accelerate the maturity of the Note does not include the right to accelerate any interest which has not otherwise accrued on the date of such acceleration, and Lender do not intend to collect any unearned interest in the event of acceleration. All sums paid or agreed to be paid to Lender for the use, forbearance or detention of sums included in the Indebtedness shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of the Note until payment in full so that the rate or amount of interest on account of the Indebtedness does not exceed the applicable usury ceiling, if any.

         Section 6.09 Entire Agreement. THE NOTE, THIS AGREEMENT AND THE SECURITY DOCUMENTS EMBODY THE ENTIRE AGREEMENT AND UNDERSTANDING BETWEEN LENDER AND BORROWER AND SUPERSEDE ALL PRIOR AGREEMENTS AND UNDERSTANDINGS BETWEEN SUCH PARTIES RELATING TO THE SUBJECT MATTER HEREOF. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

         Section 6.10 Exhibits and Schedules. The exhibits and schedules attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein, except that in the event of any conflict between any of the provisions of any such exhibit or schedule and the provisions of this Agreement, the provisions of this Agreement shall prevail.

         Section 6.11 Titles of Articles, Sections and Subsections; References. All titles or headings to articles, sections, subsections or other divisions of this Agreement or the exhibit hereto are only for the convenience of the parties and shall not be construed to have any effect or meaning with respect to the other content of such articles, sections, subsections or other divisions, such other content being controlling as to the agreement between the parties hereto. The words "herein," "hereof," "hereunder" and other words of similar import when used in this Agreement refer to this Agreement as a whole, and not to any particular article, section or subsection. Any reference herein to a Section or Subsection shall be deemed to refer to the applicable Section or Subsection of this Agreement unless otherwise stated herein. Any reference herein to an exhibit shall be deemed to refer to the applicable exhibit attached hereto unless otherwise stated herein.

         Section 6.12 Governing Law. This Agreement is governed by, and shall be construed in accordance with, the laws of the State of Texas without giving effect to the principles thereof relating to conflicts of laws.

         Section 6.13 Reinstatement. If at any time any payment made by Borrower in connection with this Agreement, the Note or the Security Documents must be returned by Lender or its successors and assigns for any reason, the obligation to make such payment under this Agreement, the Note or the Security Documents shall continue to be effective and shall be reinstated.

         Section 6.14 Counterparts. This Agreement may be executed in two or more counterparts, and it shall not be necessary that the signatures of all parties hereto be contained on any one counterpart hereof; each counterpart shall be deemed an original, but all of which together shall constitute one and the same instrument.

         Section 6.15 Subordination. Lender acknowledges that the obligations of Guarantor in favor of Lender under the Guaranty are subject to the terms set forth in that certain Subordination Agreement of even date herewith by Lender and Guarantor in favor of the Senior Creditors. Lender agrees to execute and deliver such Subordination Agreement to the Senior Creditors.

         Section 6.16  Indemnities.  Borrower agrees to:

         (a) pay and hold Lender harmless from and against any and all present and future stamp and other similar taxes with respect to the foregoing matters and save Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes; and

         (b) INDEMNIFY LENDER, ITS OFFICERS, DIRECTORS, EMPLOYEES, REPRESENTATIVES, AGENTS AND AFFILIATES (COLLECTIVELY, THE "INDEMNIFIED PARTIES") FROM, HOLD EACH OF THEM HARMLESS AGAINST, PROMPTLY UPON DEMAND PAY OR REIMBURSE EACH OF THEM FOR, AND REFRAIN FROM CREATING OR ASSERTING AGAINST ANY OF THEM, ANY AND ALL ACTIONS, SUITS, PROCEEDINGS (INCLUDING ANY INVESTIGATIONS, LITIGATION OR INQUIRIES), CLAIMS, DEMANDS, CAUSES OF ACTION, COSTS, LOSSES, LIABILITIES, DAMAGES OR EXPENSES OF ANY KIND OR NATURE WHATSOEVER (COLLECTIVELY, THE "INDEMNITY MATTERS") WHICH MAY BE INCURRED BY OR ASSERTED AGAINST OR INVOLVE ANY OF THEM (WHETHER OR NOT ANY OF THEM IS DESIGNATED A PARTY THERETO) AS A RESULT OF, ARISING OUT OF OR IN ANY WAY RELATED TO (I) ANY ACTUAL OR PROPOSED USE BY BORROWER OR TLC OF THE PROCEEDS OF ANY OF THE NOTE OR LETTER OF CREDIT OR (II) ANY OTHER ASPECT OF THIS AGREEMENT, THE NOTE, THE LETTER OF CREDIT AND THE OTHER LOAN DOCUMENTS, INCLUDING, WITHOUT LIMITATION, THE REASONABLE FEES AND DISBURSEMENTS OF COUNSEL AND ALL OTHER EXPENSES INCURRED IN CONNECTION WITH INVESTIGATING, DEFENDING OR PREPARING TO DEFEND ANY SUCH ACTION, SUIT, PROCEEDING (INCLUDING ANY INVESTIGATIONS, LITIGATION OR INQUIRIES) OR CLAIM, BUT EXCLUDING HEREFROM ALL INDEMNITY MATTERS ARISING SOLELY BY REASON OF GROSS NEGLIGENCE OR WILLFUL MISCONDUCT ON THE PART OF LENDER OR ANY OTHER INDEMNIFIED PARTY AND DERIVATIVE CLAIMS FROM SHAREHOLDERS OF LENDER OR ANY OF ITS SHAREHOLDERS WHETHER OR NOT RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT.

         (c) THE FOREGOING INDEMNITIES SHALL EXTEND TO THE INDEMNIFIED PARTIES NOTWITHSTANDING THE SOLE OR CONCURRENT NEGLIGENCE OF EVERY KIND OR CHARACTER WHATSOEVER, WHETHER ACTIVE OR PASSIVE, WHETHER AN AFFIRMATIVE ACT OR AN OMISSION, INCLUDING WITHOUT LIMITATION, ALL TYPES OF NEGLIGENT CONDUCT IDENTIFIED IN THE RESTATEMENT (SECOND) OF TORTS OF ONE OR MORE OF THE INDEMNIFIED PARTIES OR BY REASON OF STRICT LIABILITY IMPOSED WITHOUT FAULT ON ANY ONE OR MORE OF THE INDEMNIFIED PARTIES. TO THE EXTENT THAT AN INDEMNIFIED PARTY IS FOUND TO HAVE COMMITTED AN ACT OF GROSS NEGLIGENCE OR WILFUL MISCONDUCT, THIS CONTRACTUAL OBLIGATION OF INDEMNIFICATION SHALL CONTINUE BUT SHALL ONLY EXTEND TO THE PORTION OF THE CLAIM THAT IS DEEMED TO HAVE OCCURRED BY REASON OF EVENTS OTHER THAN THE GROSS NEGLIGENCE OR WILFUL MISCONDUCT OF THE INDEMNIFIED PARTY.

         (d) In the case of any indemnification hereunder, Lender shall give notice to Borrower of any such claim or demand being made against the Indemnified Party and Borrower shall have the non-exclusive right to join in the defense against any such claim or demand.

         (e) Borrower's obligations under this Section 6.16 shall survive any termination of this Agreement and the payment of the Note and shall continue thereafter in full force and effect. Borrower shall pay any amounts due under this Section 6.16 within thirty (30) days of the receipt by Borrower of notice of the amount due.

         Section 6.17 Waiver of Jury Trial. BORROWER AND LENDER HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR TO DEFEND ANY RIGHTS UNDER THIS AGREEMENT, THE NOTE OR ANY OTHER LOAN DOCUMENT OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, THE NOTE OR ANY OTHER LOAN DOCUMENT AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.


         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed by their authorized representatives as of the date first above written.




                                       TMS ASSETS CALIFORNIA, INC.


                                       By:           /s/ Jeffrey T. Hinson
                                          -----------------------------
                                       Name:   Jeffrey T. Hinson
                                       Title:  Vice President

                                       CLEAR CHANNEL COMMUNICATIONS, INC.

                                       By:          /s/ Randall Mays
                                           -----------------------------
                                       Name:   Randall Mays
                                       Title:  Vice President

                                   SCHEDULE I
                                REPRESENTATIONS


1. Corporate Existence and Authority. Each of Borrower and TLC: (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of Delaware; (b) is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary; and (c) has all requisite power and authority to conduct their business as presently conducted and, upon obtaining the consents referred to in the Asset Purchase Agreement, as proposed to be conducted.

2.       Compliance with Laws; No Breach.

         (a) Except for the approvals set forth in the Asset Purchase Agreement as conditions to the closing of the Asset Purchase Agreement, Borrower has not violated any governmental requirement or failed to obtain any license, permit, franchise or other governmental authorization necessary for the ownership of its properties or the conduct of its business which violation or failure would have (in the event such violation or failure were asserted by any Person through appropriate action) a material adverse effect.

         (b) Neither the execution and delivery of this Agreement, the Note or the other Security Documents to which either Borrower or TLC is a party nor compliance with the terms and provisions thereof will conflict with or result in a breach of, or require any consent under, the respective charter or by-laws of either Borrower or TLC, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority, or any agreement or instrument to which Borrower or TLC is a party or by which Borrower or TLC is bound other than those consents or waivers which have been obtained on or before the date hereof.

3. Corporate Action. Borrower is duly authorized and empowered to execute, deliver and perform the Loan Documents to which it is a party; and Borrower is duly authorized and empowered to issue the Note. All corporate action on the Borrower's part requisite for the issuance of the Note and the due execution, delivery and performance of each Loan Document to which it is a party has been duly and effectively taken; and this Agreement, the Note and other Loan Documents to which Borrower is a party constitute valid and binding obligations of Borrower, enforceable in accordance with their terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws of general application relating to or affecting the rights of creditors and to general principles of equity.

4. Consents. Each of Borrower and TLC has obtained all authorizations, approvals, orders, licences, permits and consents of, and have made all filings and registrations with, any Person necessary for the execution, delivery or performance by it of the Loan Documents to which it is a party, or for the validity or enforceability thereof; provided that certain consents and approvals of the Federal Communication Commission (together with any successor agency thereto the "FCC") may be required in connection with the exercise of the rights and remedies granted Lender under the Pledge Agreements; and this Agreement and certain of the Loan Documents should be filed with the FCC pursuant to FCC rules within the required time period after the date hereof.

5. Use of Proceeds. The proceeds of the drawing of the letter of credit shall be used by Borrower to purchase the assets identified in the Asset Purchase Agreement and for no other purpose. Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose,





                                 Schedule I -1
whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulations U or X of the Board of Governors of the Federal Reserve System) and no part of the proceeds of the Loan will be used to buy or carry any margin stock.

6. Location of Business and Offices; Name. Borrower's principal place of business and chief executive offices are located at the address stated on the signature page of this Agreement. Borrower has not, during the last five (5) years, entered into any contract, agreement, security instrument or other document using a name other than, or been known by or otherwise used any name other than, the name used by Borrower herein.

7. Defaults. Neither Borrower nor TLC is in default nor has any event or circumstance occurred which, but for the expiration of any applicable grace period or the giving of notice, or both, would constitute a default (in any respect which would have a material adverse effect) under any material agreement or other instrument to which it is a party or by which it is bound.

8. Asset Purchase Agreement. Lender has been previously furnished a true, correct and complete copy of the Asset Purchase Agreement; and except as disclosed in writing to Lender, there have been no amendments, modifications or supplements thereto.

9. Business Activities. Each of Borrower and TLC have been recently incorporated and have carried on no business activities prior to the date of this Agreement other than executing and delivering assignment and assumption agreements relating to the Asset Purchase Agreement and the Loan Documents to which Borrower is a party.





                                 Schedule I -2

                                  SCHEDULE II
                                   COVENANTS

         Until the repayment in full of the Note and all other amounts owing to Lender hereunder, Borrower shall not, and shall not permit TLC to:

1. Negative Pledge. Create, incur, assume or permit to exist any lien, security interest or encumbrance other than (a) liens in favor of Lender; and
(b) inchoate liens existing by statute or operation of law.

2. Other Debt. Create, incur, assume or permit to exist any Debt other than: (a) the Note and other indebtedness in favor of Lender; and (b) loans, advances or extensions of credit, which are subordinated to the Note and the other obligations of Borrower hereunder pursuant to a subordination agreement, in form and substance reasonably satisfactory to Lender, made by Guarantor to Borrower, in accordance with the Senior Credit Agreement, not to exceed $8,000,000 in the aggregate.

3. Dividends, Distributions and Redemptions. Declare or pay any dividend, purchase, redeem or otherwise acquire for value any of its capital stock now or hereafter outstanding, return any capital to its stockholders, or make any distribution of its assets to its stockholders, or permit it to purchase or otherwise acquire for value any stock (including, without limitation, any options, warrants or other rights to acquire shares of capital stock) of Borrower.

4. Investments, Loans and Advances. Directly or indirectly, make or permit to remain outstanding any loans or advances to or investments in any Person, other than: (a) investments, loans or advances acquired under the Asset Purchase Agreement; (b) accounts receivable arising in the ordinary course of business; (c) deposits maturing within one year from the date of creation thereof with any other bank or trust company which is organized under the laws of the United States or any state thereof; and (d) investments by Borrower in TLC.

5. Nature of Business. Allow any material change to be made in the character of the business as carried on as of the date of this Agreement or, following their acquisition pursuant to the Asset Purchase Agreement, any change in the radio broadcast business of KSOL-FM or KYLZ-FM as presently conducted.

6. Amendments to Articles of Incorporation and By-laws. Amend, modify or supplement in any respect its articles or certificate of incorporation or by-laws.

7. Dispositions of Assets. Sell, lease, abandon or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets or otherwise sell assets of the radio broadcast business of KSOL-FM or KYLZ-FM, other than in the ordinary course of business of such stations as currently being conducted..

8. Transactions with Affiliates. Directly or indirectly, enter into any transaction (including, but not limited to, the lease, purchase, sale or exchange of property or the rendering of services) with any of its affiliates other than the loans, advances or extensions of credit described in paragraph 1 of this Schedule II. All transactions with affiliates must be in the ordinary course of business of Borrower or TLC and upon fair and reasonable terms no less favorable than Borrower or TLC could obtain, or could become entitled to, in an arm's length transaction with a Person which was not an affiliate.





                                 Schedule II -1

9. Use of Proceeds. Borrower will not permit the proceeds of the drawing under the letter of credit to be used for any purpose other than the purpose permitted by paragraph 5 of Schedule I.

10. Mergers and Acquisitions. Neither Borrower nor TLC will, directly or indirectly, (a) enter into any agreement to acquire, or acquire, any radio station(s) except as contemplated by the Asset Purchase Agreement, (b) enter into any agreement to acquire, or acquire, all or any substantial portion of the assets or stock of, or interest in, any Person, (c) merge or consolidate with any Person, or (d) liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution).





                                 Schedule II -2

                                  SCHEDULE III
                              CONDITIONS PRECEDENT


         The obligation of Lender deliver the letter of credit under this Agreement hereunder is subject to its receipt of the following documents, each of which shall be satisfactory to Lender in form and substance:

1. Corporate Documents. Certificates of the Secretary or Assistant Secretary of each of Guarantor and Borrower setting forth (i) resolutions of its board of directors in form and substance satisfactory to Lender with respect to the authorization of the Note, this Agreement and the other Loan Documents to which each is a party; (ii) the officers of each (y) who are authorized to sign this Agreement, the Note, and the other Loan Documents to which it is a party and (z) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the other Loan Documents to which it is a party and the transactions contemplated hereby and thereby, (iii) specimen signatures of the officers so authorized, and (iv) the articles or certificate of incorporation and the bylaws of each of Guarantor and Borrower, certified as being true and complete. Lender may conclusively rely on such certificate until it receives notice in writing from Borrower or Guarantor to the contrary.

2. Good Standing. Certificates of the appropriate state agencies with respect to the valid existence and good standing of Guarantor, Borrower and TLC.

3. Note and Loan Documents. This Agreement and the Note, duly completed and executed; and each of the following Loan Documents, duly completed and executed in sufficient number of counterparts, in recordable form, for recording purposes, as applicable:

         (i)     the Guaranty Agreement;
         (ii) the Pledge Agreement by Guarantor relating to the stock of Borrower, together with a stock powers executed in blank;
         (iii) the Pledge Agreement by Borrower relating to the stock of TLC, together with a stock powers executed in blank; and
         (iv) UCC-1 Financing Statements to the collateral described in clauses (ii) and (iii).

4. Asset Purchase Agreement. A copy of the executed Asset Purchase Agreement, certified as true, correct and complete.

5. Legal Opinion. A legal opinion in form and substance satisfactory to the Lender.

6. Copy of Sixth Amendment. A copy of the executed Sixth Amendment to the Senior Credit Facility.

7. Officers' Certificate. A certificate of each of Borrower and Guarantor setting forth (i) the representations and warranties made in this Agreement and the other Loan Documents shall be true and correct and (ii) no Event of Default or event which, with the passage of time or the giving of notice or both, would become an Event of Default, shall have occurred and be continuing.

8. Agreement and Plan of Merger. The Agreement and Plan of Merger shall have been executed and delivered by all parties thereto.





                                Schedule III -1

                                   EXHIBIT A

                                  FORM OF NOTE


$40,000,000.00                                                    July 9, 1996


         FOR VALUE RECEIVED, TMS ASSETS CALIFORNIA, INC., a Delaware corporation ( "Borrower"), hereby promises to pay to the order of CLEAR CHANNEL COMMUNICATIONS, INC., a Texas corporation ("Lender"), the principal sum of Forty Million and No/100 Dollars ($40,000,000.00) in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in that certain Loan Agreement dated of even date herewith between Borrower and Lender (the "Loan Agreement"), and to pay interest on the unpaid principal amount of such loan in like money and funds as provided in the Loan Agreement.

         This Note is issued pursuant to the Loan Agreement and is entitled to the benefits provided for in the Loan Agreement and the Loan Documents. The Loan Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events of default specified therein.

         THIS NOTE (INCLUDING, BUT NOT LIMITED TO, THE VALIDITY AND ENFORCEABILITY HEREOF) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS, OTHER THAN THE CONFLICT OF LAWS RULES THEREOF.




                                       TMS ASSETS CALIFORNIA, INC.



                                       By:
                                          --------------------------------
                                       Name:
                                       Title:






                                  Exhibit A-1

                                      NOTE


$40,000,000.00                                                    July 9, 1996


         FOR VALUE RECEIVED, TMS ASSETS CALIFORNIA, INC., a Delaware corporation ( "Borrower"), hereby promises to pay to the order of CLEAR CHANNEL COMMUNICATIONS, INC., a Texas corporation ("Lender"), the principal sum of Forty Million and No/100 Dollars ($40,000,000.00) in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in that certain Loan Agreement dated of even date herewith between Borrower and Lender (the "Loan Agreement"), and to pay interest on the unpaid principal amount of such loan in like money and funds as provided in the Loan Agreement.

         This Note is issued pursuant to the Loan Agreement and is entitled to the benefits provided for in the Loan Agreement and the Loan Documents. The Loan Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events of default specified therein.

         THIS NOTE (INCLUDING, BUT NOT LIMITED TO, THE VALIDITY AND ENFORCEABILITY HEREOF) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS, OTHER THAN THE CONFLICT OF LAWS RULES THEREOF.


                                       TMS ASSETS CALIFORNIA, INC.



                                       By:      /s/ Jeffrey T. Hinson
                                           ---------------------------
                                       Name:    Jeffrey T. Hinson
                                       Title:   Vice President